Exhibit 8.1

CLIFFORD CHANCE US LLP 31 WEST 52ND STREET NEW YORK, NY 10019-6131 TEL +1 212 878 8000 FAX +1 212 878 8375 www.cliffordchance.com

December 12, 2014

Quotient Limited

Pentlands Science Park

Bush Loan, Penicuik, Midlothian

EH26 OPZ, United Kingdom

Ladies and Gentlemen:

We are acting as U.S. counsel to Quotient Limited, a limited liability company incorporated under the laws of Jersey, Channel Islands (the “Company”), in connection with the preparation of the registration statement on Form S-1 (the “Registration Statement”) with respect to the resale by certain selling shareholders of up to 2,000,000 ordinary shares of no par value in the capital of the Company (the “Shares”) and up to 850,000 ordinary shares of the Company (the “Warrant Shares” and the Warrant Shares together with the Shares, the “Ordinary Shares”) issuable upon exercise of 850,000 pre-funded warrants. The Company is filing the Registration Statement with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). Any defined term used and not defined herein has the meaning given to it in the Registration Statement.

For purposes of the opinion set forth below, we have, with the consent of the Company, relied upon the accuracy of the Registration Statement.

Based upon and subject to the foregoing, and based upon the Internal Revenue Code of 1986, as amended (the “Code”), the United States Treasury regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the Internal Revenue Service, and other administrative pronouncements, all as in effect on the date hereof, subject to the limitations set forth therein, the discussion contained in the Registration Statement under the caption “Certain tax considerations—U.S. Federal Income Tax Consequences” is our opinion as to the material United States federal income tax consequences to U.S. Holders (as defined therein) of the acquisition, ownership and disposition of an Ordinary Share under currently applicable law.

Our opinion is based on current United States federal income tax law and administrative practice, and we do not undertake to advise U.S. Holders as to any future changes in United States federal income tax law or administrative practice that may affect our opinion unless we are specifically retained to do so. Further, legal opinions are not binding upon the Internal Revenue Service and there can be no assurance that contrary positions may not be asserted by the Internal Revenue Service.

CLIFFORD CHANCE US LLP

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us in the Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Clifford Chance US LLP